Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 O: 650.493.9300 F: 650.493.6811

February 4, 2026

Marvell Technology, Inc.

1000 N. West Street, Suite 1200

Wilmington, DE 19801

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Marvell Technology, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 3,871,845 shares of common stock of the Company, par value $0.002 per share (the “Shares”), consisting of (x) 3,058,731 shares issuable pursuant to certain stock option awards granted under the Celestial AI, Inc. Amended and Restated 2020 Equity Incentive Plan (the “Plan”), which were assumed in connection with the completion of the merger contemplated by the Agreement and Plan of Reorganization entered into as of December 2, 2025, by and among the Company, certain of its wholly owned subsidiaries, Celestial AI, Inc., and Shareholder Representative Services LLC and (y) 813,114 shares available for issuance pursuant to the Plan.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plan and pursuant to the agreements that accompany the Plan, will be legally and validly issued, fully paid, and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati

WILSON SONSINI GOODRICH & ROSATI Professional Corporation